EXHIBIT 99.1

For Immediate Release: July 23, 2009

Occidental Petroleum Announces Net Income for Second Quarter and First Six Months of 2009

LOS ANGELES, July 23, 2009 -- Occidental Petroleum Corporation (NYSE: OXY) announced net income of $682 million ($0.84 per diluted share) for the second quarter of 2009, compared with $2.3 billion ($2.78 per diluted share) for the second quarter of 2008.

In announcing the results, Dr. Ray R. Irani, Chairman and Chief Executive Officer, said, "Occidental achieved year-over-year production growth of 10 percent in the second quarter and nearly nine percent in the six months of 2009. Our discovery in Kern County, California which was announced yesterday should also contribute to our future growth."

QUARTERLY RESULTS

Oil and Gas

Oil and gas segment earnings were $1.1 billion for the second quarter of 2009, compared with $3.8 billion for the same period in 2008. The decrease in the second quarter 2009 segment earnings reflected lower crude oil and natural gas prices and higher DD&A rates, partially offset by higher oil and gas sales volumes and lower operating expenses.

For the second quarter of 2009, daily oil and gas sales volumes averaged 649,000 barrels of oil equivalent (BOE), compared with 588,000 BOE sold in the second quarter of 2008. Volumes increased by approximately 3 percent domestically, mainly from California and Midcontinent/Rockies, by about 37 percent in Latin America mostly in Argentina, and by 16 percent in the Middle East/North Africa largely in Oman and Dolphin. California volumes included increases in Long Beach resulting from economic arrangements similar to a production sharing contract and production from new exploration wells in Elk Hills.

Oxy's realized price for worldwide crude oil was $52.97 per barrel for the second quarter of 2009, compared with $110.12 per barrel for the second quarter of 2008. Domestic realized gas prices decreased from $9.99 per MCF in the second quarter of 2008 to $2.87 per MCF for the second quarter of 2009.

Chemicals

Chemical segment earnings for the second quarter 2009 were $115 million, compared with $144 million for the same period in 2008. The second quarter of 2009 results reflect the continued weakness in the U.S. housing, automotive and durable goods sectors resulting in lower volumes for chlorine, caustic soda and polyvinyl chloride. The lower volumes were partially offset by lower feedstock and energy costs.

Midstream, Marketing and Other

Midstream segment earnings were $63 million for the second quarter of 2009, compared with $161 million for the second quarter of 2008. The second quarter of 2009 earnings reflect lower margins in the gas processing, marketing, and power generation businesses.

SIX MONTH RESULTS

Net income for the six months of 2009 was $1.1 billion ($1.29 per diluted share), compared with $4.1 billion ($5.00 per diluted share) for the six months of 2008.

Core results were $1.1 billion ($1.34 per diluted share) for the six months of 2009, compared with $4.1 billion ($4.97 per diluted share) for the six months of 2008.

Oil and Gas

Oil and gas segment earnings were $1.6 billion for the six months of 2009, compared with $6.7 billion for the same period of 2008. The decrease in segment earnings reflected lower crude oil and natural gas prices and higher DD&A rates, partially offset by increased sales volumes and lower operating and administrative costs.

Daily oil and gas sales volumes for the first six months was 651,000 BOE for 2009, compared with 598,000 BOE per day for the same 2008 period. Volumes increased by approximately 4 percent domestically mainly from California and Midcontinent/Rockies, by about 26 percent in Latin America mostly in Argentina, and by 11 percent in the Middle East/North Africa largely due to Oman and Dolphin. Higher volumes in domestic assets included production from new exploration wells in California.

Oxy's worldwide crude oil realized price was $46.05 per barrel for the six months of 2009, compared with $98.16 per barrel for the six months of 2008. Domestic realized gas prices decreased from $9.09 per MCF in the six months of 2008 to $3.20 per MCF in the six months of 2009.

Chemicals

Chemical segment earnings for the six months of 2009 were $284 million, compared with $323 million for the same period of 2008. The 2009 six month results reflect lower volumes for chlorine, caustic soda and polyvinyl chloride due to the economic slowdown, partially offset by lower feedstock and energy costs.

Midstream, Marketing and Other

Midstream segment earnings were $77 million for the six months of 2009, compared with $284 million for the same period in 2008. The earnings decline in 2009 reflects lower margins in the gas processing, power generation, and marketing businesses.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as "will," "should," "expect," or "estimate," or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results.

Factors that could cause actual results to differ materially include, but are not limited to: global commodity price fluctuations and supply/demand considerations for oil, gas and chemicals; exploration risks, such as drilling of unsuccessful wells; not successfully completing (or any material delay in) any expansions, field development, capital projects, acquisitions, or dispositions; higher-than-expected costs; political risk; operational interruptions and changes in tax rates. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosures in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

For further analysis of Occidental's quarterly performance, please visit the web site: www.oxy.com

SUMMARY OF SEGMENT NET SALES AND EARNINGS

(Millions, except	Second Quarter		Six Months
per-share amounts)	2009	2008	2009	2008
SEGMENT NET SALES
Oil and Gas	$2,726	$5,501	$4,863	$10,019
Chemical	811	1,386	1,603	2,653
Midstream, Marketing and Other	250	418	478	823
Eliminations	(100)	(189)	(184)	(359)
Net sales	$3,687	$7,116	$6,760	$13,136
SEGMENT EARNINGS
Oil and Gas (a), (b)	$1,083	$3,806	$1,628	$6,694
Chemical	115	144	284	323
Midstream, Marketing and Other	63	161	77	284
	1,261	4,111	1,989	7,301
Unallocated Corporate Items
Interest expense, net	(23)	(7)	(43)	(7)
Income taxes	(455)	(1,671)	(696)	(2,965)
Other (c)	(99)	(133)	(195)	(210)

Income from Continuing Operations (a)	684	2,300	1,055	4,119
Discontinued operations, net	(2)	(3)	(5)	24
NET INCOME (a)	$682	$2,297	$1,050	$4,143
BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$0.84	$2.79	$1.30	$5.00
Discontinued operations, net	—	—	(0.01)	0.03
	$0.84	$2.79	$1.29	$5.03
DILUTED EARNINGS PER COMMON SHARE (d)
Income from continuing operations	$0.84	$2.78	$1.30	$4.97
Discontinued operations, net	—	—	(0.01)	0.03
	$0.84	$2.78	$1.29	$5.00
AVERAGE BASIC COMMON SHARES OUTSTANDING (d)
BASIC	811.0	821.3	810.8	822.5
DILUTED	814.0	825.2	813.7	826.6

See footnotes on following page.

(a)

Net Income - Net income and income from continuing operations represent amounts attributable to Common Stock, after deducting non-controlling interest of $12 million and $37 million for the second quarter and $21 million and $66 million for the six months ended June 30, 2009 and 2008, respectively. Oil and gas segment earnings are also presented net of these non-controlling interest amounts.

(b)	Oil and Gas - The six months of 2009 includes an $8 million pre-tax charge for rig contract termination costs.

(c)

Unallocated Corporate Items - Other - The second quarter of 2009 includes a pre-tax charge of $8 million related to severance. The first six months of 2009 includes additional pre-tax charges of $32 million for severance and $15 million for railcar leases.

(d)	Earnings Per Share - The 2008 earnings per share amounts reflect the adoption on January 1, 2009 of FSP NO. EITF 03-06-1 dealing with participating securities.

SUMMARY OF CAPITAL EXPENDITURES AND DD&A EXPENSE

	Second Quarter		Six Months
($ millions)	2009	2008	2009	2008
CAPITAL EXPENDITURES	$831	$1,038	$1,902	$1,871
DEPRECIATION, DEPLETION AND
AMORTIZATION OF ASSETS	$742	$621	$1,528	$1,274

ITEMS AFFECTING COMPARABILITY OF CORE EARNINGS BETWEEN PERIODS

Income/(Expense)	Second Quarter		Six Months
($ millions)	2009	2008	2009	2008
Foreign exchange gains and (losses)*	$(6)	$(4)	$31	$(5)

*Amounts shown after tax.

SUMMARY OF OPERATING STATISTICS

	Second Quarter		Six Months
	2009	2008	2009	2008
NET OIL, GAS AND LIQUIDS
SALES PER DAY
United States
Crude Oil and Liquids (MBBL)
California	90	84	93	86
Permian	167	169	168	170
Midcontinent/Rockies	10	5	10	4
Total	267	258	271	260
Natural Gas (MMCF)
California	232	238	224	241
Permian	197	190	196	184
Midcontinent/Rockies	192	174	201	166
Total	621	602	621	591
Latin America
Crude Oil (MBBL)
Argentina	37	22	41	29
Colombia	48	43	47	43
Total	85	65	88	72
Natural Gas (MMCF)
Argentina	30	14	32	18
Bolivia	19	21	17	21
Total	49	35	49	39
Middle East/North Africa
Crude Oil and Liquids (MBBL)
Oman	38	21	36	20
Dolphin	25	19	23	20
Qatar	50	45	49	46
Yemen	23	20	27	23
Libya	8	27	7	23
Total	144	132	142	132
Natural Gas (MMCF)
Oman	23	25	23	23
Dolphin	242	163	224	182
Total	265	188	247	205
Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	652	593	654	603
Colombia-minority interest	(6)	(7)	(6)	(7)
Yemen-Occidental net interest	3	2	3	2
Total Worldwide Sales Volumes - MBOE	649	588	651	598

SUMMARY OF OPERATING STATISTICS - PRODUCTION

	Second Quarter		Six Months
	2009	2008	2009	2008
NET OIL, GAS AND LIQUIDS
PRODUCTION PER DAY
United States
Crude Oil and Liquids (MBBL)	267	258	271	260
Natural Gas (MMCF)	621	602	621	591

Latin America
Crude Oil (MBBL)
Argentina	38	24	38	30
Colombia	47	43	47	42
Total	85	67	85	72
Natural Gas (MMCF)	49	35	49	39

Middle East/North Africa
Crude Oil and Liquids (MBBL)
Oman	38	21	36	20
Dolphin	25	19	23	20
Qatar	46	48	49	47
Yemen	26	20	27	23
Libya	7	20	8	21
Total	142	128	143	131
Natural Gas (MMCF)	265	188	247	205

Barrels of Oil Equivalent (MBOE)
Subtotal consolidated subsidiaries	650	590	652	602
Colombia-minority interest	(6)	(6)	(6)	(6)
Yemen-Occidental net interest	3	2	3	2
Total Worldwide Production Volumes - MBOE	647	586	649	598

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

Occidental's results of operations often include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing and amount. Therefore, management uses a measure called "core results," which excludes those items. This non-GAAP measure is not meant to disassociate those items from management's performance, but rather is meant to provide useful information to investors interested in comparing Occidental's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Core results is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS

	Second Quarter
($ millions, except		Diluted		Diluted
per-share amounts)	2009	EPS	2008	EPS
TOTAL REPORTED EARNINGS*	$682	$0.84	$2,297	$2.78
Oil and Gas*
Segment Earnings	$1,083		$3,806
Add:
No significant items affecting earnings	—		—
Segment Core Results	1,083		3,806
Chemicals
Segment Earnings	115		144
Add:
No significant items affecting earnings	—		—
Segment Core Results	115		144
Midstream, marketing and other
Segment Earnings	63		161
Add:
No significant items affecting earnings	—		—
Segment Core Results	63		161
Total Segment Core Results	1,261		4,111
Corporate
Corporate Results — Non Segment**	(579)		(1,814)
Add:
Severance accrual	8		—
Tax effect of pre-tax adjustments	(3)		—
Discontinued operations, net***	2		3
Corporate Core Results — Non Segment	(572)		(1,811)
TOTAL CORE RESULTS	$689	$0.85	$2,300	$2.78

*	Represents amounts attributable to common stock, after deducting non-controlling interest of $12 million and $37 million for the second quarter 2009 and 2008, respectively.
**	Net interest expense, income taxes, G&A expense and other.
***	Amounts shown after tax.

SIGNIFICANT TRANSACTIONS AND EVENTS AFFECTING EARNINGS (continued)

	Six Months
($ millions, except		Diluted		Diluted
per-share amounts)	2009	EPS	2008	EPS
TOTAL REPORTED EARNINGS*	$1,050	$1.29	$4,143	$5.00
Oil and Gas*
Segment Earnings	$1,628		$6,694
Add:
Rig terminations	8		—
Segment Core Results	1,636		6,694
Chemicals
Segment Earnings	284		323
Add:
No significant items affecting earnings	—		—
Segment Core Results	284		323
Midstream, marketing and other
Segment Earnings	77		284
Add:
No significant items affecting earnings	—		—
Segment Core Results	77		284
Total Segment Core Results	1,997		7,301
Corporate
Corporate Results — Non Segment**	(939)		(3,158)
Add:
Severance accruals	40		—
Railcar leases	15		—
Tax effect of pre-tax adjustments	(22)		—
Discontinued operations, net***	5		(24)
Corporate Core Results — Non Segment	(901)		(3,182)
TOTAL CORE RESULTS	$1,096	$1.34	$4,119	$4.97

*	Represents amounts attributable to common stock, after deducting non-controlling interest of $21 million and $66 million for the six months 2009 and 2008, respectively.
**	Net interest expense, income taxes, G&A expense and other.
***	Amounts shown after tax.